EXHIBIT 11.2

HASBRO, INC. AND SUBSIDIARIES
Computation of Earnings Per Common Share
Quarters Ended June 27, 2004 and June 29, 2003

(Thousands of Dollars and Shares Except Per Share Data)

	2004		2003
	-----------------		-----------------
	Basic	Diluted	Basic	Diluted
	-------	-------	-------	-------

Net earnings	$ 18,839	18,839	11,417	11,417

Effect of dilutive securities:
Change in fair value of liabilities potentially
settleable in common stock	-	(8,520)	-	-
	------------	------------	------------	------------

Adjusted net earnings	$ 18,839	10,319	11,417	11,417
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Weighted average number of shares
outstanding:
Outstanding at beginning of period	176,212	176,212	173,075	173,075
Exercise of stock options and warrants:
Actual exercise of options	205	205	252	252
Assumed exercise of options and warrants	-	2,529	-	7,568
Liabilities potentially settleable in
common stock	-	5,721	-	-
	------------	------------	------------	------------
Total	176,417	184,667	173,327	180,895
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Per common share:
Net earnings	$ 0.11	0.06	0.07	0.06
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